Exhibit 99.2

Coinstar, Inc. 2011 Fourth Quarter Earnings

February 6, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Coinstar, Inc. issued a press release today, February 6, 2012, announcing financial results for the 2011 fourth quarter and full year. These prepared remarks provide additional information related to the company’s 2011 operating and financial results, 2012 initiatives and 2012 guidance.

Coinstar management will host a conference call today at 2 p.m. PST to answer questions related to the company’s business performance, financial results, guidance, and recent announcements.

The press release, the prepared remarks and the webcast of the call are available on the Investor Relations section of Coinstar’s website at www.coinstarinc.com.

Safe Harbor for Forward-Looking Statements

Certain statements in these prepared remarks are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in these prepared remarks include statements regarding Coinstar, Inc.’s anticipated growth and future operating results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Coinstar, Inc., Redbox, Verizon, or NCR, as well as from risks and uncertainties beyond Coinstar, Inc.’s control. Such risks and uncertainties include, but are not limited to, competition from other digital entertainment providers, the ability to achieve the strategic and financial objectives for our entry into a new business, our limited ability to direct the management or policies of the new joint venture, the ability to gain government approval for the NCR asset acquisition or acquire all of the desired assets in such transaction, failure to receive the expected benefits of the NCR relationship, the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers, payment of increased fees to retailers, suppliers and other third-party providers, the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, for home entertainment viewing, the effective management of our DVD inventory, the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands, the ability to achieve the strategic and financial objectives for our entry into or expansion of new businesses, the ability to adequately protect our intellectual property, and the application of substantial federal, state, local and foreign laws and regulations specific to our business. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Coinstar, Inc.’s expectations as of the date of these prepared remarks. Coinstar, Inc. undertakes no obligation to update the information provided herein.

Reconciliation of GAAP and Non-GAAP Financial Measures

These prepared remarks contain references to both GAAP and non-GAAP financial measures. A reconciliation between GAAP and non-GAAP financial measures is available in the Appendix of these prepared remarks.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2011 Fourth Quarter Earnings

February 6, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Great Results Create Momentum

Today is an exciting day for Coinstar with the announcement of our digital partnership with Verizon and the announced acquisition of the assets of NCR’s self-service entertainment DVD line of business and planned five-year strategic arrangement. We finished the year strong, reaching notable milestones in all the lines of our business. Our strong finish in Q4 helped us achieve full year revenues of over $1.8 billion, up 28% from 2010, diluted EPS from continuing operations growth of 78% to $3.61, and free cash flow (FCF) of $227 million. Our execution on key initiatives enabled us to deliver great results, creating momentum in our core businesses and putting the company in an excellent position going into 2012.

Redbox continued to win the hearts and minds of consumers by firmly establishing its lead in physical rentals, rolling out video games nationwide, and extending agreements with several key studios. Coin won back the Safeway business and deployed the most kiosks ever in a single quarter. Our New Ventures team made substantial progress on innovative concepts across multiple channels in automated retail.

2011 Highlights

Consumers demonstrated that they love our value and convenience turning to Redbox for their home entertainment needs in greater numbers than ever before, driving total rentals for the year to 684 million. As a result, Redbox became the most popular source of DVD and Blu-ray video rentals, and at the end of Q4 reached 37 percent of all physical rentals, a year over year gain of over 10 percentage points.

Redbox installed 5,200 net new kiosks in 2011 to end the year with a total of over 35,400 kiosks and 29,300 locations. Our new installations were primarily focused on the CVS rollout and new strategic dual locations. We introduced video games in our kiosks nationwide in June, leveraging our platform and successfully expanding our product offering.

Each measure of consumer engagement we track was up significantly in 2011 at Redbox. Downloads of our popular iPhone application more than doubled for the year, and along with our Android application introduced early in 2011, reached a combined total of over 11 million downloads. We added well over 13 million email addresses to our active list, ending the year with nearly 37 million. By the end of the year, we were attracting approximately 3 million more unique visitors to redbox.com each month on average than at the end of 2010.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2011 Fourth Quarter Earnings

February 6, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Our ability to engage our consumers led to a relatively smooth transition as we implemented a price increase at the end of October. Proactive communications along with special offers to extend the $1.00 daily price for online rentals for November and December demonstrated that we value our consumers and appreciate their loyalty. As a result, the special promotion drove an increase in online rentals, which in Q4 hit their highest percentage of revenue since early 2010.

In addition to the expansion of our efficient social media marketing programs, Redbox continued to develop new campaigns, including the in-cart promotion, to smooth some of the fluctuation in demand due to seasonality. These worked well to stimulate additional demand during periods of weaker content and choppy release schedules, providing a lift to revenue.

Redbox succeeded at retaining all of its day and date content rights, renewing or extending content agreements with Sony, Paramount, Lionsgate, Summit, and Anchor Bay. These agreements allow us to continue to make top new release titles available to consumers the same day they are available for sale and on terms that we believe achieve the best results for the company and our studio partners.

Throughout 2011 we focused on driving operational improvements and efficiencies and made significant progress at Redbox. Enhancements in purchasing and thinning processes as well as field service operations have driven substantial benefit to the bottom line.

We installed over 1,300 net new kiosks in our Coin business in 2011, passing the 20,000 mark to finish the year with over 20,200 kiosks. Most of the installations were in Safeway locations in the U.S., but also included our first Western Canadian locations.

The volume (or dollar amount) of coins processed in 2010 exceeded $3 billion, and resulted in growth in our comp sales for the first time since 2007. We also achieved record Coin2Card product sales in 2011. We continued to expand our product offering and promote consumer interest in our fee free options by including a more diverse group of key retail segments, such as toys (Toys “R” Us) and restaurants (Maggiano’s, Chili’s and Restaurant.com). We now offer Coin2Card at about 97% of our U.S. kiosks.

The rollout of the retailer card product with SUPERVALU and Stop & Shop continues to meet the goals we set for this new offering. When in distribution, this product is delivering incremental revenue, helping us achieve comp sales growth and allowing the retailer to keep 100% of the dollars consumers place on the card in their stores.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2011 Fourth Quarter Earnings

February 6, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Our work enhancing our engagement with our consumer has also delivered solid results. Unaided awareness and awareness of our fee free products improved during 2011. Our Coins that Count® program set new records in 2011 with donations up 23% and total consumer contributions generated almost $9 million for our charity partners.

Finally, we signed a new long-term agreement with Safeway and completed the roll out to all Safeway U.S. locations in early December. During 2011 we re-signed retailers that represent a significant amount of our volume, including Walmart, and have multi-year agreements in place with 85% of our top 20 retailers. In addition we are now installed at 25 of the top 30 U.S. grocers.

2012 Initiatives

Building on our success last year, we are focused on investing in our future including several key initiatives and we are looking forward to greater achievements in 2012.

We are excited about our joint venture (JV) with Verizon announced earlier today. The partnership will create an unprecedented choice for quality- and value-conscious consumers seeking an easy and affordable way to access the movies they crave. The service will offer the convenience, simplicity and value of Redbox new release DVD and Blu-ray rentals – combined with a new content-rich video on-demand streaming service from Verizon and will be available to all consumers nationwide.

This venture represents the culmination of a deliberate, strategic process to identify a partner with a strong brand, access to content to broaden our offering, and the technology platform for delivery. Verizon recognizes the value of our powerful brand, national rental kiosk footprint and commitment to market innovation. For consumers, this partnership with Verizon will enable us to bring them even more value by offering more content and greater flexibility on how and when they enjoy entertainment. We look forward to launching this service in the second half of the year.

We are also very pleased with our announced asset acquisition of NCR Corporation’s self-service entertainment DVD line of business. NCR is a global technology company with strong manufacturing and servicing capabilities that is known for their self-service solutions including ATM and POS systems. The acquisition includes the purchase of the DVD kiosks, intellectual property and certain retailer contracts of NCR’s entertainment business. In addition, during the five-year period following consummation of the transaction, we intend to enter into a strategic arrangement for manufacturing and services that will give us the opportunity to work with NCR on other strategic self-service concepts and initiatives. The

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2011 Fourth Quarter Earnings

February 6, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio acquisition is subject to a Hart-Scott-Rodino Antitrust Improvement Act (HSR) review. Assuming HSR approval, we expect the transaction to close no later than the third quarter of 2012. On the deal closing, we will work to quickly expand the Redbox presence to allow for a single network of Redbox kiosks in the United States.

2012 will be an important growth year for the new ventures portfolio. We are increasing our investment in certain of our seed projects as we move toward the expected launch of one to two of them this year. We plan to conduct broader market tests of our Coffee and several other ventures, including expanding our Coffee concept from 50 test locations on the West Coast and Washington D.C. to over 500 locations throughout the United States. In addition to those businesses, we will continue to invest in the other venture concepts that are meeting our requirements and show the most promise toward future success.

Content Access and Delay Windows

We have always said that we prefer to work with our studio partners toward a solution that balances the economics for both parties and preserves the value and access for our consumers. If this is not possible, we are prepared to implement an alternative solution as allowed under the provisions of the First Sale Doctrine to ensure we are able to deliver the content Redbox consumers expect and rely on. We believe this is in the best interest of consumers, the industry and our business.

As you know, we do not have an agreement with Warner and will be obtaining Warner titles through alternative means at retail prices rather than from their distributors. There are significant differences in how we are approaching this situation compared with what we faced in 2009. We had been buying Warner content on a 28-day delay since early 2010. We now plan to have Warner titles in the kiosks weeks earlier and have more flexibility in deciding which titles to purchase.

Q4 2011 Financial Performance

Our Q4 financial results reflect strong business and operational performance across the organization and highlight the improvements in our operations and processes that we focused on all year. Solid execution in Q4 drove 33% growth in consolidated revenue, 25% growth in adjusted EBITDA from continuing operations and diluted EPS from continuing operations of $1.00 or 47% growth. We also generated $100 million of free cash flow in Q4.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2011 Fourth Quarter Earnings

February 6, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Redbox

Redbox revenue grew 40% to $445.6 million, pushing Redbox revenue to more than $1.5 billion for the full year.

There were several factors behind the higher than expected revenue. A key driver was the slate of titles, which performed better than we anticipated when we discussed the Q4 release schedule on our Q3 conference call. The good start we saw in October strengthened in November and carried through December, with a steady stream of strong releases driving consumers to our kiosks.

Another driver was consumer acceptance of the price increase for standard definition DVD rentals implemented October 31. Based on the testing we had done over the past two years, we expected a certain level of resistance to the price increase and factored it into our Q4 guidance. The actual impact on rentals in the quarter was lower than we expected. We do not believe the demand experienced in Q4 is necessarily a baseline for 2012, since the strong slate of titles that drove consumers to the kiosk coupled with the holiday season may have muted the impact of the price increase on demand. We may see a greater downward impact in periods of weaker content or lower seasonality. We expect increased visibility on the impact of the price increase and consumer demand as we evaluate rental patterns and varying product cycles throughout this year. There is no question that the price increase was an important business decision with a positive impact in Q4.

A third factor behind revenue was video games, which generated approximately 7.5% of Redbox revenue in Q4, which was in line with our guidance. As we move through additional quarters with video games nationwide, we are learning more about consumer rental patterns, optimal product and platform mix, seasonality and life cycles, which can vary widely. We have adjusted the purchase process for video games to better align consumer demand with the optimal product and platform mix to ensure that the video games we buy achieve our margin targets, before including any benefit from salvage values. We were successful with Blu-ray content in 2011 and we are applying similar analytics and processes aimed at improving video games productivity and margins in 2012.

The fourth factor was Blu-ray content, which continued to perform very well and represented 6.8% of Redbox revenue in Q4. We saw increased demand for Blu-ray across a broader slate of titles, although Blu-ray continues to perform best with action titles.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2011 Fourth Quarter Earnings

February 6, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Blu-ray as a percentage of total Redbox movie rentals trended up throughout the year, peaking in December. It is approaching the physical rental industry average, which was approximately 7% in 2011, growing from approximately 5% in 2010. Based on an internal survey, the number of Redbox consumers that own Blu-ray compatible devices grew to 51% in Q3 2011. We continue to view Blu-ray as an important option for consumers and a profitable revenue growth driver in the long-run.

Redbox Q4 revenue reflects total net rentals of 177 million and average net revenue per rental of $2.52, which increased $0.33 sequentially. This increase was driven by the price increase for DVD standard definition rentals, video game rentals and to some extent an increase in the average nights per rental.

Redbox Q4 segment operating income was $76.6 million, resulting in 17.2% segment operating margin. On a sequential basis, operating margin decreased 4.2 percentage points primarily reflecting a decline in gross margin, down approximately 4 percentage points sequentially to 54.9%.

As we said on our October call, there was a higher than average number of titles from lower margin studios in Q4 that would compress margins. Second, while video games continue to be an important consumer offering, we over purchased inventory for Q4 and also saw a decline in salvage value. Both factors negatively impacted product margin by a combined 2.1 percentage points.

Operating expenses as a percentage of revenue decreased due to several factors, including the price increase and increased operational efficiencies.

A third factor was the cap on interchange rates that went into effect on October 1, 2011, and was included in our guidance for Q4. The Redbox team was successful in negotiating a lower monthly rate for November and December, which decreased expected operating costs for Redbox and, combined with a lower percentage of regulated debit transactions, provided a benefit of approximately $0.14 to $0.15 overall EPS.

In the meantime, we are focusing on the measures we can take to mitigate the impact of interchange fees on our business and expect to roll out single billing in April.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2011 Fourth Quarter Earnings

February 6, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Coin

In Q4 the Coin business generated solid revenue growth of 4.8%, driven by same store sales growth of 1.7% and also positive comps in volume. Coin segment operating profit was $25.7 million, or a segment operating margin of 35%, down slightly from Q4 last year as a result of continued investment in the business.

New Ventures

The new concepts in our third segment – New Ventures – continued to make progress and at the end of the quarter we had 6 organic seeds in various stages of testing and development. Revenue of $416,000 and an operating loss of $6.1 million in Q4 were in line with our expectations.

Additional Q4 Metrics

Coinstar, Inc. generated $100 million of free cash flow from continuing operations during Q4. Direct operating expenses were 70% of revenue. Fully diluted EPS from continuing operations grew 47% to $1.00, higher than expected due to:

•	Higher than expected revenue due to a strong and steady stream of titles combined with consumer acceptance of the price increase implemented October 31 provided a $0.15 to $0.17 lift to EPS

•	Negotiated interchange rates in effect for November and December combined with the level of nonregulated debit transactions added approximately $0.14 to $0.15 to EPS

•	Increased operational efficiencies, especially leverage in our field service team

•	Continued focus on leveraging G&A and marketing expenses

•	Slightly lower effective tax rate than estimated due to federal and state research and general business credits and net operating loss carryforwards

•	Partially offset by higher video game content costs due to lower salvage values

Other metrics for Q4 include:

•	Interest expense was $5.9 million, including $2.2 million of non-cash interest expense

•

Total capital expenditures (capex) was $44 million, primarily reflecting our installation of approximately 1,000 net new Redbox kiosks, approximately 700 net new Coin kiosks related to the Safeway rollout, and investments made in our corporate infrastructure, including our new ERP system

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2011 Fourth Quarter Earnings

February 6, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

•	The effective tax rate for continuing operations was 36.2% and the income tax expense was $17,862

2012 Strategic Investments

Our performance throughout 2011 placed the company in a solid financial position to pursue the strategic initiatives that provide an even stronger foundation for future growth. In addition to enhancing the operational processes at Redbox, our core businesses generated cash that we reinvested in the business. We also negotiated a new credit facility that expands our opportunities to deploy capital at a lower rate.

In 2012 we plan to continue to use the cash we generate from our core businesses to make strategic investments to grow.

As part of the JV agreement with Verizon announced today, Redbox is initially acquiring a 35% minority ownership interest in the JV and will make an initial capital contribution of $14 million in cash. We expect to invest up to our pro rata share of the first $450 million of capital contributions. We have included a charge in the range of $2.5 million to $3 million for advisor fees in our non-core guidance for Q1. We expect the JV to be dilutive in year one due to the start-up costs and are committed to driving an accretive impact as quickly as possible.

Since the asset acquisition of NCR’s entertainment DVD line of business needs to go through regulatory review, we are not in a position to disclose any of the details of our post-closing plan until the deal is approved. Therefore we have not included any impact from the deal in our guidance for 2012.

We will invest in further expansion in Canada, including the rollout of 160 Coin kiosks in the first half of the year. We plan to begin testing 100 to 150 Redbox kiosks in Canada by the end of Q2. We believe expansion into Canada is a natural extension for both businesses and provides a lower risk opportunity for continued growth than other potential areas for international expansion.

Finally, we plan to rollout one, and possibly two, of the seeds in our New Ventures segment late this year and will be investing in the success of those businesses. While the investments will pressure operating margins and EPS, we have confidence that our decisions will strengthen the foundation for growth in the long-term.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2011 Fourth Quarter Earnings

February 6, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

2012 Guidance

In addition to the strategic initiatives, there are a number of factors reflected in our projections for 2012.

One of the most important factors impacting our revenue performance is the strength of titles and the release schedule. In the first quarter of 2012, there are expected to be 45 titles with a box office greater than or equal to $5 million scheduled for release with an estimated total box office of $2.6 billion that breaks down as follows: 22 in January, 12 in February and 11 in March, with box offices of approximately $1.3 billion, $711 million and $570 million, respectively.

We started the year strong, as the momentum we saw in December carried into January; however in February the flow of content is choppy, and there are two weeks with a total of only 4 new releases. February also has 2 non-Tuesday releases, with 1 title releasing on a Friday and another on a Saturday. Marketing has programs in place, such as in-cart promotions, to help drive rentals during periods of fewer or weaker titles. In terms of the full year, at this point we have limited visibility into the DVD release schedule since many titles have yet to be released in the theaters.

An additional factor behind revenue projections for Q1 is video game rentals. There are 17 new video games scheduled for release in the quarter – 4 in January, 6 in February and 7 in March. We plan to build game content to approximately 4% of product content through the quarter and estimate video game rentals will account for approximately 5% of redbox revenue in Q1. As mentioned previously, we are adjusting our purchasing to align the product mix with consumer demand, ensuring the video games we buy achieve our margin targets.

In terms of the price increase, we do not expect the demand experienced in Q4 to represent the baseline for 2012 due to the strength of titles and holiday seasonality and have factored that into our guidance.

Based on our new plans for purchasing Warner content, we expect revenue and margin dollars to be lower for Warner titles.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2011 Fourth Quarter Earnings

February 6, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

We do not have special interchange rates in place and have included the maximum rate in our guidance for Q1 and 2012. The factors that we consider in determining the impact of interchange rates on the business include:

•	Approximately 55% to 65% of total Redbox transactions are debit transactions with regulated banks

•	Approximately 50% to 65% of total Redbox transactions are one night rentals

We expect to implement single billing by April 2012. Single billing will allow us to bill all transactions at the time the disks are returned and eliminate incurring two interchange charges on multi night rentals.

Core and Non-Core Results

We present our 2012 guidance based on core and non-core activities. These are non-GAAP financial measures as they exclude certain items; however, we believe investors should consider our core results as they are more indicative of our ongoing performance and with how management evaluates our operational results and trends. Non-core adjustments are net of applicable taxes and primarily include acquisition expenses and non-recurring gains/losses related to the formation of our joint venture with Verizon, as well as net income attributable to non-controlling interests. Unless otherwise stated, our guidance below is for our core results.

Our guidance for the 2011 full year and Q1 does not reflect the asset acquisition of NCR’s Entertainment Division, since the transaction still needs to go through the regulatory review and approval process.

For 2012 full year guidance, we expect:

•	Consolidated revenue between $2.075 billion and $2.250 billion, including

•	Redbox revenue between $1.770 billion and $1.930 billion

•	Coin revenue between $300 million and $310 million

•	New Ventures revenue between $5 million and $10 million

•	Core Adjusted EBITDA from continuing operations of $425 to $460 million

•	Core EPS from continuing operations between $3.80 and $4.30 on a fully diluted basis. This is based on a weighted average share count between 31.9 million and 32.7 million

•	Capex of $255 million to $275 million, including

•	For Redbox

•	Capex of $133 million to $141 million for 4,000 to 6,000 net new Redbox kiosks

•	Maintenance capex of $7 to $9 million

•	For Coin

•	Capex of $19 million to $22 million for 50 to 150 net new kiosks related to Coin’s Safeway installations in Canada

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2011 Fourth Quarter Earnings

February 6, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

•	Maintenance capex of $6 million to $8 million

•	Corporate / Other

•	Capex of $90 million to $95 million for facilities, computer hardware and software, and a rollout of up to 650 New Ventures kiosks in the second half of the year

•	Free cash flow from continuing operations of $120 to $145 million

•	Estimated effective tax rate of 39.0%

Non-core adjustments net of tax for the full year 2012 include:

•	Advisor fees for the JV of approximately $2.5 million to $3 million

•	One-time gain of approximately $12 million related to the license of the Redbox trademark to the JV

•	Our share of the start-up losses of the JV of approximately $19 million

We expect comps for our Redbox business to continue in the low double digits and for our Coin business to continue in the low single digits.

For Q1 of 2012 we expect:

•	Consolidated revenues between $530 million and $555 million

•	Core Adjusted EBITDA from continuing operations between $94 million and $104 million

•	Core EPS from continuing operations between $0.76 and $0.91 on a fully diluted basis

Non-core adjustments net of tax for Q1 include:

•	Advisor fees for the JV of approximately $2.5 million to $3 million

•	One-time gain of approximately $12 million related to the license of the Redbox trademark to the JV

•	Our share of the start-up losses of the JV of approximately $3 million

Summary

2012 will be a year where we focus on investment – in a new joint venture, in new and extended partnerships, in developing innovative new concepts, in expansion in Canada, and in the future of our company. We will also continue to invest in our core businesses, so that they remain relevant and competitive and continue to deliver value and convenience to consumers in a rapidly changing landscape.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2011 Fourth Quarter Earnings

February 6, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

We will continue to revolutionize the way consumers experience retail – to reimagine retail in new and unique ways – as we pursue our vision to lead in automated retail. This may entail building out our automated retail platform by expanding on the product portfolios and geographies of our core businesses or seeking out new and innovative concepts that will create new market opportunities and forge new partnerships, or more likely both, as we grow our business to over $2.2 billion in revenue in 2012.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2011 Fourth Quarter Earnings

February 6, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

APPENDIX

Use of Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”). Non-GAAP measures are not a substitute for measures computed in accordance with GAAP. The definitions of such non-GAAP measures are provided below to allow the reader to reconcile non-GAAP data to that presented in accordance with GAAP. Our non-GAAP measures may be different from the presentation of financial information by other companies.

Adjusted EBITDA from continuing operations is defined as earnings before net interest expense, income taxes, depreciation, amortization and certain other non-cash charges, including the write-off from early retirement of debt and share-based expenses from continuing operations. We believe adjusted EBITDA from continuing operations is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness. In addition, management uses this non-GAAP measure internally to evaluate performance and manage operations. The table below provides a reconciliation of the most comparable GAAP measure, income from continuing operations, to adjusted EBITDA from continuing operations.

	Three Months Ended December 31,		Twelve Months Ended December 31,
Dollars in thousands	2011	2010	2011	2010
Income from continuing operations	$31,522	$22,415	$114,951	$65,894
Depreciation, amortization, and other	39,245	31,318	148,218	126,992
Interest expense, net	4,944	7,673	23,822	34,705
Income taxes	17,862	13,668	69,777	43,032
Share-based payments expense (1)	6,849	5,140	16,211	16,016

Adjusted EBITDA from continuing operations	$100,422	$80,214	$372,979	$286,639

(1)	Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

Free cash flow from continuing operations is defined as net cash provided by operating activities from continuing operations after cash paid for capital expenditures for continuing operations. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our common stock. The table below provides a reconciliation of the most comparable GAAP measure, net cash flows from operating activities from continuing operations, to free cash flow from continuing operations.

	Three Months Ended December 31,		Twelve Months Ended December 31,
Dollars in thousands	2011	2010	2011	2010
Net cash provided by operating activities from continuing operations	$144,877	$86,994	$406,516	$315,619
Purchase of property and equipment	(44,457)	(38,373)	(179,236)	(170,847)

Free cash flow from continuing operations	$100,420	$48,621	$227,280	$144,772

Use of Core Non-GAAP Financial Measures in 2012 Guidance

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends and are more consistent with how management evaluates our operational results and trends.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2011 Fourth Quarter Earnings

February 6, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Core adjusted EBITDA from continuing operations is defined as earnings before net interest expense, income taxes, depreciation, amortization and certain other non-cash charges, including the write-off from early retirement of debt, and share-based expenses from continuing operations, as well as before non-core adjustments, which are net of applicable taxes and primarily include acquisition expenses, such as advisor fees and closing costs, and non-recurring gain/loss related to the formation of our joint venture with Verizon, as well as gains/(losses) from equity investments, which represent our share of income from entities we do not consolidate or control.

Core EPS is defined as earnings per share from continuing operations excluding non-core adjustments, which are net of applicable taxes and primarily include acquisition expenses and non-recurring gains/losses related to the formation of our joint venture with Verizon, as well as gain/(loss) from equity investments.

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